Exhibit (h)(1)

                                        1

                       TRANSFER AGENT SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 30th day of June, 2004, by and between JULIUS BAER GLOBAL EQUITY FUND, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing shares in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

         WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS TRANSFER AGENT

         The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) (See Exhibit D for Service Level Standards), including but not limited to:

         A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 ("the 1940 Act") and the Fund's current prospectus and statement of additional information. USBFS will not accept the placement, cancellation or modification of any order after the close of the New York Stock Exchange ("NYSE") unless otherwise permitted by an emergency exception specifically allowed and approved by the Securities Exchange Commission. USBFS may accept the TRANSMISSION of orders after the close of the NYSE provided that it has in its possession a signed

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

            servicing agreement that allows for orders to be transmitted after the close and that order transmission is allowed by SEC rule.

         B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

         C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

         D. Process  redemption  requests  received  in good  order  and,  where
            relevant,   deliver  appropriate   documentation  to  the  Company's
            custodian.

         E. Pay  monies  upon  receipt  from  the  Company's  custodian,   where
            relevant,   in  accordance   with  the   instructions  of  redeeming
            shareholders.

         F. Process transfers of shares in accordance with the shareholder's instructions.

         G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

         H. Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

         I. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

         J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

         K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

         L. Mail shareholder reports and Prospectuses to current shareholders.


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         M. Prepare  and file  U.S.  Treasury  Department  Forms  1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

         N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

         O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

         P. Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state. In addition, the Company or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Company's Blue Sky state registration status is solely limited to the initial compliance by the Company and the reporting of such transactions to the Company or its agent.

         Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Company.

         R. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

         S. Serve as additional anti-money laundering officer for the Company together with a Company officer.

3.       REPRESENTATIONS OF USBFS

         USBFS represents and warrants to the Company that:

         A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

         B. It is a registered transfer agent under the Exchange Act.

         C. It is duly qualified to carry on its business in the State of Wisconsin;

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         D. It is empowered under  applicable laws and by its charter and bylaws to enter into and perform this Agreement;

         E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

         F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

         G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction; and

         H. It has and will maintain policies and procedures to detect and prevent, within its reasonable control, market timing transactions that contravene the restrictions or prohibitions on market timing as found in the Fund's then-current prospectus and/or statement of additional information. At the direction of the Company, USBFS may implement one or more of the following procedures to detect and prevent market timing:

            (1) impose  redemption  or exchange fees on shares that are redeemed within a certain time period after purchase;

            (2) restrict exchange privileges;

            (3) restrict frequent trading;

            (4) delay the payment of the  proceeds  from the redemption  of Fund shares for up to seven days; or

            (5) identify  market timers and restrict their trading privileges or expel them from the Fund.

4.       REPRESENTATIONS OF THE COMPANY

         The Company represents and warrants to USBFS that:

         A. The Company is an open-end investment company under the 1940 Act;

         B. The Company is a corporation organized, existing, and in good standing under the laws of Maryland;

         C. The Company is empowered  under  applicable laws and by its Articles
            of  Incorporation   and  Bylaws  to  enter  into  and  perform  this
            Agreement;

         D. All necessary proceedings required by the Articles of Incorporation have been taken to authorize it to enter into and perform this Agreement;

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         E. The  Company  will comply with all  applicable  requirements  of the
            Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

         F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Company being offered for sale.

5.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the
         Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement,



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            (i) in accordance with the foregoing standards,  or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board
            of  Directors  of  the  Company   (the  "Board  of   Directors"   or
            "Directors").

            USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.



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7.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company's shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

8.       ANTI-MONEY LAUNDERING PROGRAM

         The Company acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and the Company has determined that the Procedures, as part of the Company's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

         Based on this determination, the Company hereby instructs and directs USBFS and USBFS hereby agrees to implement the Procedures on the Company's behalf, as such may be amended or revised from time to time.

         It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company's anti-money laundering responsibilities.

         USBFS agrees to provide to the Company:

        (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Fund;

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        (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

        (c) Any  reports  received  by  USBFS  from  any  government  agency  or
            applicable  industry  self-regulatory   organization  pertaining  to
            USBFS's anti-money laundering monitoring on behalf of the Company;

        (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

        (e) An annual report of its monitoring and customer identification activities on behalf of the Company. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed to from time to time by USBFS and the Company.

         The Company hereby directs,  and USBFS  acknowledges,  that USBFS shall
         (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Company.

9.       TERM OF AGREEMENT; AMENDMENT

                  This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years, provided that this Agreement may be terminated without penalty at any time by the Company in the event that USBFS does not adhere to its service level standards. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety
         (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.      DUTIES IN THE EVENT OF TERMINATION

                  In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

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11.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.      DATA NECESSARY TO PERFORM SERVICES

         The Company or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

15.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:



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         Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

                  notice to the Company shall be sent to:

                  Julius Baer Investment Funds
                  330 Madison Avenue
                  New York, NY  10017

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

JULIUS BAER GLOBAL EQUITY FUND, INC.            U.S. BANCORP FUND SERVICES, LLC

By:    /s/ Michael K. Quain                     By: /s/ Joe D. Redwine
       --------------------                         ------------------
       Michael K. Quain                                Joe D. Redwine
Title: President                                Title: President







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                                    EXHIBIT A

                                     TO THE

                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

                      JULIUS BAER GLOBAL EQUITY FUND, INC.



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                                    EXHIBIT B

                                     TO THE

                       TRANSFER AGENT SERVICING AGREEMENT


------------------------------------------------------------------------------------------------------------------------
                                          TRANSFER AGENT & SHAREHOLDER SERVICES
                                                   ANNUAL FEE SCHEDULE

------------------------------------------------------------------------------------------------------------------------



Service Charges to the Fund*                                 Service Charges billed to shareholders

   Shareholder Services Per Account Fee:                     IRA Fees (generally billed to shareholders)
                                                                      $15.00 /qualified plan acct (Cap at $30.00/SSN)
   $14.25 /open account (includes telephone calls)
   $2.50 /closed or zero balance account                              $12.00 /outgoing wires

   Subject to a minimum of $12,000/fund
   $5,000 per additional class                               Technology Charges
                                                                  Fund Setup - included

Activity Charges                                                  MFx - Report source - $1,500/year
  AML New Account service - $1.00 per new account.
                                                                  NSCC Service Interface

OUT-OF-POCKET COSTS -                                             - Setup - $1,500/fund family
-------------------                                               - Annual - $1,500/cusip
         Telephone toll-free lines, call transfers, etc.
         Insurance, records retention, microfilm/fiche
         ACH fees                                                 Telecommunications and Voice Services
         Mailing, postage printing                                - Service Setup - $1,650 per AT&T transfer
         Stationery, envelopes                                    - VRU Setup - $500/fund family
         Programming, special reports                             - VRU Maintenance - $1,200/year/cusip
         Proxies, proxy services                                  - $.35 /voice response call
         NSCC charges from DTCC
         All other out-of-pocket expenses
                                                                  Development/Programming - $150 /hour
                                                                  File Transmissions - subject to requirements

Fees are billed monthly                                           Select reports (non-standard) - $300 per select
* Subject to CPI increase, Milwaukee MSA.
                                                                  Conversion of Records - Included, but we
                                                                  estimate our total conversion cost to be roughly
                                                                  $60,000 to move 25,000+ accounts from your
                                                                  current provider.


------------------------------------------------------------------------------------------------------------------------




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                                    EXHIBIT C

                                     TO THE

                       TRANSFER AGENT SERVICING AGREEMENT

                             AS OF PROCESSING POLICY

         USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.



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                                    EXHIBIT D

                                     TO THE

                       TRANSFER AGENT SERVICING AGREEMENT

                             SERVICE LEVEL STANDARDS

TRANSACTION AND ACCOUNT PROCESSING
Financial Transactions     100% on date of receipt
Non-financial  Transactions     100% within 2 business days
Transfers     100% within 2 business days
Adjustment Transactions     100% within 2 business days
Error Ratio     Less than .2% of financial transactions
Quality Control of Financial Transactions     100% on date of receipt

MAILING OF SHAREHOLDER ITEMS
Shareholder Statements      100% within 2 business days
Certificates     100% within 3 business days
Liquidation Checks     100% within 1 business day
Client Reports - Daily     100% within 1 business day
Client Reports - Month End     100% within 3 business days
Wire Order Confirmations     100% within 1 business day

INVESTOR SERVICES
Services Level Goal     85% answered within 20 seconds
Research Requests     95% within 1 hour, 100% response within 1 business day
CallBacks (Calls received prior 100% same day/100% prior to to/after Noon) Noon next business day
Fulfillment     100% of requests mailed within 24-hours

CORRESPONDENCE
Respond to Written Requests     100% within 3 business days
Qualified Plan Transfer-In Requests     100% within 2 business days
Qualified Plan Second Requests     100% within 2 business days

DAILY CASH COMMUNICATION  Prior to 9:30 A.M. CT